POWER OF ATTORNEY

Northern Pacific Growth Investment Advisors, LLC (“Filer”) hereby authorize and designate each of Steven C. Kennedy, Steven J. Conley, Jonathan R. Zimmerman, Tyler J. Vivian, Kareem S. Tawfic, Ellie Houser, and Amra Hoso, signing singly, as my true and lawful attorneyinfact to:

(1)

prepare and execute for and on behalf of Filer, a Form ID and Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder and other forms or reports on behalf of Filer as may be required to be filed in connection with Filer’s ownership, acquisition, or disposition of securities of Pineapple Holdings, Inc. (the “Company”), including Form 144;

(2)

do and perform any and all acts for and on behalf of Filer that may be necessary or desirable to complete and execute any such Form ID, Form 3, 4 or 5 or Form 144, and any amendments to any of the foregoing, and timely file any such form with the Securities and Exchange Commission and any stock exchange or similar authority; and

(3)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneyinfact, may be to the benefit of Filer, in Filer’s best interest, or legally required of Filer, it being understood that the statements executed by such attorneyinfact on behalf of Filer pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneyinfact may approve in such attorneyinfact’s discretion.

Filer hereby further grants to each such attorneyinfact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as Filer might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneyinfact, or such attorneyinfact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  Filer hereby acknowledges that the foregoing attorneysinfact, in serving in such capacity at Filer’s request, are not assuming, nor is the Company assuming, any of Filer’s responsibilities to comply with Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

This Power of Attorney shall remain in full force and effect until Filer is no longer required to file Form ID or Forms 3, 4 and 5 or Form 144 with respect to its holdings of and transactions in securities issued by the Company, unless earlier revoked by or on behalf of Filer in a signed writing delivered to the foregoing attorneysinfact.  Notwithstanding the foregoing, if any such attorney-in-fact hereafter ceases to be at least one of the following: (i) an employee of the Company, (ii) a partner of Faegre Drinker Biddle & Reath LLP or (iii) an employee of Faegre Drinker Biddle & Reath LLP, then this Power of Attorney shall be automatically revoked solely as to such individual, immediately upon such cessation, without any further action on Filer’s part.

Filer hereby revokes all previous Powers of Attorney that have been granted by or on its behalf in connection with my reporting obligations, if any, under Section 16 of the Exchange Act and Rule 144 under the Securities Act with respect to my holdings of and transactions in securities issued by the Company.

IN WITNESS WHEREOF, I have caused this Power of Attorney to be duly executed as of this 4th day of April, 2022.

NORTHERN PACIFIC GROWTH INVESTMENT ADVISORS, LLC

/S/ Scott HonourName: Scott Honour Its: Managing Director

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